Exhibit 2.1

Execution Version

PATENT SALE AGREEMENT

THIS PATENT SALE AGREEMENT (this “Agreement”), dated as of January 31, 2014 (the “Effective Date”), is made by and between Dragon Intellectual Property, LLC, a Delaware limited liability company (“Purchaser”), and Sycamore Networks, Inc., a Delaware corporation (“Seller”) (collectively referred to herein as the “Parties” and individually as “Party”).

W I T N E S S E T H:

WHEREAS, Purchaser desires to acquire all of Seller’s rights, titles and interests in and to the Assigned Patents (as hereinafter defined) and Seller, in turn, desires to sell all of its rights, titles and interests in and to the Assigned Patents (the “Patent Sale”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II

PATENT SALE AND ASSIGNMENT

Section 2.1 Sale of Patent Assets. At the Closing, as set forth in Section 3.1 and subject to the terms and conditions of this Agreement, including Section 2.2 and Section 3.2, Seller agrees to assign, convey, transfer, and deliver to Purchaser all of Seller’s rights, titles and interests in and to: (i) the Assigned Patents, (ii) all rights to royalties and other payments under the Assigned Patents, and (iii) all rights to enforce the Assigned Patents and to sue for, collect and retain any and all damages for past, present and future infringement of any of the Assigned Patents.

Section 2.2 Third-Party Rights & Obligations. The sale and assignment by Seller to Purchaser of the Assigned Patents (and any subsequent assignment or other transfer thereof by Purchaser to any person) is expressly subject to the Third-Party Rights & Obligations. The Parties acknowledge and agree that the Third-Party Rights & Obligations run with the Assigned Patents and, therefore, shall continue to encumber and be binding on the Assigned Patents at all times (whether or not the Assigned Patents are subsequently assigned or transferred) from and after the Closing in accordance with the terms thereof.

Section 2.3 Purchase Price. The purchase price for the Assigned Patents is $2 million United States dollars (USD $2,000,000) (the “Purchase Price”). The Purchase Price shall be paid by Purchaser to Seller in U.S. currency by bank wire of immediately available funds in the following manner (i) one hundred fifty thousand dollars ($150,000) of the Purchase Price shall be paid on the Effective Date as a deposit (the “Deposit”) that shall be non-refundable, unless this Agreement is terminated pursuant to Section 8.1(b) solely due to Seller’s inability to satisfy the conditions set forth in Sections 6.1(a), (b), (c) or (d), and (ii) the remaining portion of the Purchase Price (i.e., USD $1,850,000) shall be paid at Closing (the “Closing Amount”).

Section 2.4 Liquidation and Dissolution of Seller. Purchaser acknowledges that Seller filed a certificate of dissolution with the Secretary of State of the State of Delaware pursuant to §275 of the Delaware General Corporation Law (the “DGCL”) on March 7, 2013 and that in connection therewith Seller is in the process of liquidating its assets and intends to distribute any excess cash to Seller’s stockholders as promptly as practicable in accordance with the DGCL. Purchaser acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, Seller’s obligations under this Agreement shall in no way form the basis of any claim by Purchaser or otherwise serve to prevent or delay Seller’s liquidation of assets and distributions to stockholders, including of the Purchase Price, following the Closing.

ARTICLE III

CLOSING; DELIVERIES

Section 3.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Boston time, on the Business Day on which the conditions to Closing set forth in Article VI have been satisfied (or otherwise waived) other than those conditions which by their terms cannot be satisfied until Closing (but subject to the satisfaction of such conditions), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts 02108, or such other time, date or place as agreed to in writing by Purchaser and Seller (the date on which the Closing occurs, the “Closing Date”).

Section 3.2 Closing Deliveries. At the Closing, the following actions shall take place, all of which shall be deemed to have occurred simultaneously, and no action shall be deemed to have been completed or any document delivered until all such actions have been completed and all required documents delivered, unless waived by the relevant Party for whose benefit such action should have been completed or such document should have been delivered:

(a) Seller will deliver, or will cause to be delivered, to Purchaser:

(i) a certificate of a duly authorized officer to the effect that each of the conditions specified in clauses (b) and (c) of Section 6.1 is satisfied; and

(ii) a Patent Assignment executed by Seller.

(b) Purchaser will deliver, or will cause to be delivered, to Seller:

(i) a certificate of a duly authorized officer to the effect that each of the conditions specified in clauses (b) and (c) of Section 6.2 is satisfied; and

(ii) payment of the Closing Amount in accordance with Section 2.3.

Section 3.3 Post-Closing Deliveries. Within seven (7) days after the Closing Date, Purchaser shall provide to Seller all shipping instructions for shipment of the Assigned Patent Documentation not already delivered to Purchaser, and shall make arrangements for Purchaser-paid shipping of such Assigned Patent Documentation from their then-current location to Purchaser. Within fourteen (14) days after receipt of such instructions and notice of such arrangements in writing, Seller shall cause to be shipped to Purchaser all of such Assigned Patent Documentation in Seller’s possession or control in accordance with the foregoing instructions and notice. To the extent that any material Assigned Patent Documentation is not available for shipment as of such time, Seller shall use commercially reasonable efforts to locate and deliver to Purchaser such Assigned Patent Documentation; provided, that, in no event shall Seller be obligated to undertake any out-of-pocket expenses to locate and deliver such Assigned Patent Documentation. Notwithstanding anything to the contrary herein, Seller shall not be required to ship or otherwise provide Purchaser with any Assigned Patent Documentation (i) publicly available through the PTO or equivalent patent agencies in other jurisdictions, or (ii) for which a copy of such Assigned Patent Documentation has been provided to Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as of the Effective Date and as of the Closing Date, except as otherwise provided, as follows:

(a) Seller is the sole and exclusive owner of and owns all rights, titles, and interests to the Assigned Patents, free and clear of all liens, mortgages, security interests, pledges, charges, judgments, claims or other similar encumbrances (for the avoidance of doubt, not including any Third-Party Rights & Obligations), other than as set forth in Schedule 1.

(b) Seller has not made any previous assignment (or agreement constituting a present or future assignment) of any right, title, or interest of any Assigned Patent to any person.

(c) As of the date hereof, there are no actions, suits, investigations, claims, or proceedings threatened in writing (and not resolved) or pending against Seller that relate to the Assigned Patents.

(d) Seller is a corporation for which a certificate of dissolution was filed with the Secretary of State of the State of Delaware pursuant to §275 of the DGCL on March 7, 2013.

(e) Seller has full power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby

(f) The execution and delivery of this Agreement by Seller, the performance of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller.

Section 4.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as of the Effective Date (unless otherwise provided) as follows:

(a) Purchaser is a company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation.

(b) Purchaser has the full power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

(c) The execution and delivery of this Agreement by Purchaser, the performance of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser.

(d) As of immediately prior to the Closing, Purchaser will have sufficient immediately available funds to enable it to pay to Seller the Closing Amount and consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Press Release. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure announcing the entry into this Agreement, or its terms, without the prior written approval of the other Party; provided, however, that, and notwithstanding anything to the contrary in the Confidentiality Agreement (as defined below), any Party may make any public disclosure it believes in good faith is required by applicable Law or stock exchange rule, including filing this Agreement with the Securities and Exchange Commission or any applicable stock exchange.

Section 5.2 Further Assurances. From and after the Closing Date, each Party shall cooperate with the other Party, upon reasonable request and without any further consideration, to cause to be executed and delivered, all instruments, including instruments of conveyance, documents, novations, assignments, transfers or other agreements, and to make all filings with, and to obtain all consents, under any permit, license, agreement, indenture or other instrument or regulation, and to give such further written assurances, and to take all such other actions as may be reasonably necessary from time to time, consistent with the terms of this Agreement, in order to evidence the transactions contemplated by this Agreement and to effectuate the provisions and purposes of this Agreement and the Patent Assignment. Notwithstanding any other provision in this Agreement or the Patent Assignment to the contrary, Purchaser shall be responsible for preparing, presenting to Seller for approval and execution, filing and taking all other actions, at Purchaser’s sole cost and expense, to complete the assignment of the Assigned Patents to Purchaser in any applicable jurisdictions and to otherwise perfect its titles in and to the Assigned Patents. Without limiting the foregoing, Purchaser shall reimburse Seller for all out-of-pocket costs and expenses (including attorneys’ fees and expenses) incurred by Seller, as well as compensation for employee time (at market per-hour rates for consultants of similar skill and experience) in connection with any assistance provided to Purchaser under this Section 5.2 as a result of actions taken at the request of Purchaser under this Section 5.2, other than with respect to (i) actions required to be taken by Seller pursuant to Section 3.2(a) and Section 3.3, or (ii) the execution and delivery by Seller of any instruments, including instruments of conveyance, documents, novations, assignments, transfers or other agreements, prepared by Purchaser.

Section 5.3 Confidentiality. All information provided by Seller to Purchaser pursuant to this Agreement shall be deemed confidential information that is Seller’s Confidential Information, as defined in the Mutual Nondisclosure Agreement fully executed on November 8, 2013 (the “Confidentiality Agreement”). The Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall remain in full force and effect. The Parties’ confidentiality and non-use obligations shall survive any expiration or termination of this Agreement or the Confidentiality Agreement.

Section 5.4 Maintenance Fees. Prior to Closing, Seller shall pay any and all PTO maintenance fees required to maintain the Assigned Patents set forth on Schedule 1 that are (or will, prior to the Closing Date, become) due and outstanding (for the avoidance of doubt, a PTO maintenance fee becomes due as soon as the payment window thereof is open as defined by the PTO).

Section 5.5 Financing. Purchaser shall use its reasonable best efforts to obtain sufficient financing to enable it to pay to Seller the Closing Amount and consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Purchaser’s Obligations to Close. The obligations of Purchaser to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by Seller of the following conditions precedent:

(a) On or before the Closing Date, Seller shall have provided the deliverables identified as being deliverable by Seller as set forth in Section 3.2.

(b) Each of Seller’s representations and warranties hereunder shall be true and correct in all material respects at and as of the Closing Date, or, in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date.

(c) Seller shall have performed or complied in all material respects with the covenants and obligations required to be performed by it under this Agreement as of or prior to the Closing, excluding, for the avoidance of doubt, any covenants and obligations that are only capable of being performed and complied with after (or are otherwise not required to be performed until) the Closing.

(d) At or before the Closing Date (i) no judgment, order, decree, stipulation or injunction by any governmental entity shall be in effect which prevents consummation of the transaction contemplated by this Agreement and (ii) no statute, rule or regulation shall have been enacted, promulgated or deemed applicable to the transactions contemplated by this Agreement that prohibits the consummation of the transactions contemplated by this Agreement.

Section 6.2 Conditions to Seller’s Obligations to Close. The obligations of Seller to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by Purchaser of the following conditions precedent:

(a) On or before the Closing Date, Purchaser shall have provided the closing deliverables identified as being deliverable by Purchaser as set forth in Section 3.2.

(b) Each of Purchaser’s representations and warranties hereunder shall be true and correct in all material respects at and as of the Closing Date, or, in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date.

(c) Purchaser shall have performed or complied in all material respects with the covenants and obligations required to be performed by it under this Agreement as of or prior to the Closing, excluding, for the avoidance of doubt, any covenants and obligations that are only capable of being performed and complied with after (or are otherwise not required to be performed until) the Closing.

(d) At or before the Closing Date (i) no judgment, order, decree, stipulation or injunction by any governmental entity shall be in effect which prevents consummation of the transaction contemplated by this Agreement and (ii) no statute, rule or regulation shall have been enacted, promulgated or deemed applicable to the transactions contemplated by this Agreement that prohibits the consummation of the transactions contemplated by this Agreement.

ARTICLE VII

LIMITATIONS OF LIABILITY; NON-SURVIVAL; DISCLAIMER

Section 7.1 Limitations of Liability; Non-Survival. Except with respect to a breach of the confidentiality obligations set forth in Section 5.3, neither Party shall be liable for special, incidental, indirect, punitive, exemplary, consequential or similar damages or lost profits with respect to this Agreement or any matter arising out of or relating hereto. None of the representations or warranties in this Agreement or in any document delivered pursuant to this Agreement shall survive the Closing, other than Seller’s representation and warranty in Section 4.1(b), which shall survive the Closing for a period of one (1) month. The representation and warranty in Section 4.1(b) shall expire on the one (1) month anniversary of the Closing Date. Except with respect to breach of the confidentiality obligations in Section 5.3, none of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after Closing and each such surviving covenant or agreement shall survive the Closing only until the earlier of (a) their performance and (b) the three (3) month anniversary of the Closing Date.

Section 7.2 Disclaimer.

(a) Other than as expressly set forth in Section 4.1, Purchaser acknowledges and agrees that (i) Seller makes no, and has not made any, and Purchaser is not relying on any, representation or warranty (express, implied or otherwise), and all representations and warranties are hereby disclaimed, including any relating to the Assigned Patents, the Assigned Patent Documentation, this Agreement or the Patent Assignment or the transactions contemplated hereby, (ii) the Assigned Patents are assigned hereunder on an “as-is” basis, and (iii) any estimate, projection, prediction, forecast, data, opinions, information, documentation, memorandum, presentation or any other materials or information provided, made available or addressed to Purchaser or any of its representatives, including the Assigned Patent Documentation and any data room made available to Purchaser or its representatives, including any “clean room”, and any management presentation, communication or otherwise, are not and shall not be deemed to be or include representations or warranties.

(b) Without limiting the foregoing Section 7.2(a), Seller hereby disclaims any representation or warranty (i) that any of the Assigned Patents could not or will not be invalidated or otherwise become the subject of proceedings challenging Seller’s rights with respect to any of the Assigned Patents, (ii) that any patent will issue on any patent application included in the Assigned Patents, (iii) of merchantability or fitness for a particular purpose, or (iv) that the manufacture, use, sale, importation or other exploitation of any products, technology or services could not or will not be the subject of any intellectual property infringement or misappropriation claims of any Third Party (whether or not such products, technology or services are covered by the claims of any of the Assigned Patents)

ARTICLE VIII

TERMINATION

Section 8.1 Termination of the Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

(a) By mutual written agreement of Seller and Purchaser; or

(b) By either Party if the Closing shall not have occurred as of 5:00 p.m., Boston time on March 3, 2014 (the “Original Outside Date,” or, if the Parties mutually agree to extend such date upon payment by Purchaser of an additional non-refundable deposit in the amount of one hundred fifty thousand United States dollars ($150,000) (the “Additional Deposit”), such later date agreed to in writing by the Parties, the “Outside Date”); provided, however, that no Party may terminate this Agreement pursuant to this clause (b) if such Party’s failure to fulfill any of its obligations under this Agreement is the sole reason that the Closing shall not have occurred on or prior to such time (other than Purchaser’s obligation to pay the Closing Amount; provided, that Purchaser has complied with its obligations under Section 5.5). The Parties acknowledge and agree that time is of the essence with respect to the consummation of the transactions contemplated by this Agreement.

Section 8.2 Effect of Termination.

(a) In the event this Agreement is terminated pursuant to Section 8.1, written notice thereof shall be given to the other Party, and this Agreement shall forthwith become void and of no effect without liability of any Party (or any stockholder or Representative of such Party) to each other Party hereto, except with respect to the Confidentiality Agreement and this Section 8.2.

(b) If this Agreement is terminated pursuant to Section 8.1(b) due to Purchaser’s inability to satisfy the conditions set forth in Sections 6.2(a), (b) or (c) on or before the Original Outside Date, Seller shall be entitled to retain the Deposit. In the event that Seller agrees to extend the Original Outside Date, if this Agreement is terminated pursuant to Section 8.1(b) due to Purchaser’s inability to satisfy the conditions set forth in Sections 6.2(a), (b) or (c) on or before the Outside Date as a result of Purchaser’s inability to deliver the Closing Amount at Closing, Seller shall also be entitled to retain the Additional Deposit.

(c) The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, no Party would enter into this Agreement. Each of the Parties hereto further acknowledges that the payment of the Deposit and the Additional Deposit, as applicable, by Purchaser and the retention thereof by Seller in the event of termination of this Agreement is not a penalty, but is liquidated damages in a reasonable amount that will compensate Seller under the circumstances in which Seller is entitled to retain such Deposit and the Additional Deposit, as applicable, hereunder for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default or breach of covenant hereunder shall be deemed to extend to any prior or subsequent default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.2 Expenses. Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

Section 9.3 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered one Business Day after it is sent by (a) a reputable courier service guaranteeing delivery within one Business Day or (b) facsimile; provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the telecopy transmission by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

if to Purchaser:

Dragon Intellectual Property, LLC

2700 Plumas Street #120

Reno, NV 89509

Phone: (775) 525-0816

Fax: (928) 569-1639

Attention: Managing Member

with an electronic copy (which shall not constitute notice) to:

manager@dragonipllc.com

Attention: Managing Member

if to Seller:

Sycamore Networks, Inc.

220 Mill Road

Chelmsford, MA 01824

Phone: (978) 250-2900

Fax: (978) 256-3434

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate Meagher & Flom LLP

One Beacon Street

Boston, MA 02108

Phone: (617) 573-4800

Fax: (617) 573-4822

Attention: Margaret A. Brown, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 9.4 Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c)

“date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (f) references to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time; (g) references to a person or entity are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Exhibit” or “Appendix” refer to an Article or Section of, or an Exhibit or Appendix to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and (j) references to a law include any rules, regulations and delegated legislation issued thereunder. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party.

Section 9.5 Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party.

Section 9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 9.7 Entire Agreement. This Agreement (including the exhibits, appendices and annexes hereto), together with the Confidentiality Agreement, constitutes the entire agreement by and between Seller and Purchaser and their respective Affiliates and supersedes any prior agreements or representations by or between Seller and Purchaser, whether written or oral, with respect to the subject matter hereof. In the event there is any inconsistency or conflict between the terms of this Agreement and the terms of the Patent Assignment, the terms of this Agreement shall control and govern.

Section 9.8 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the Parties and their respective permitted successors and assigns.

Section 9.9 Governing Law. This Agreement (and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Purchaser or Seller in the negotiation, administration, performance and enforcement thereof) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 9.10 Dispute Resolution.

(a) The Parties shall attempt to resolve any dispute or difference that may arise between them in relation to or in connection with this Agreement or the breach, termination or validity thereof (“Dispute”) by meeting to discuss and identify a resolution of the Dispute.

The above meeting shall be held in a timely manner after one party has given written notice to the other Party that a Dispute has arisen (“Notice”). If the Dispute has not been resolved for any reason within forty (40) days of the receipt by a Party of Notice, either Party may initiate binding arbitration as provided in this Section 9.10.

(b) The arbitration shall be conducted under the then current Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”). The arbitration shall be conducted before a panel of three arbitrators in Boston, Massachusetts. In deciding the Dispute, the arbitrators shall follow the substantive law of the State of Delaware. Each party shall appoint one arbitrator within twenty (20) days of receipt by respondent of a copy of the demand for arbitration; and the two party-appointed arbitrators together shall select the third arbitrator who shall be the panel chairperson within twenty (20) days of the appointment of the second arbitrator. Any arbitrator not timely appointed shall be appointed by the AAA in accordance with the Rules. Discovery in the arbitration shall be limited to documents directly relevant to the issues in dispute, and the arbitrators shall establish a schedule providing for a hearing on the merits to be held within one-hundred and twenty (120) days of the appointment of the third arbitrator or as soon thereafter as practicable. The determination and award of the arbitrators shall be in writing and shall state reasons for the arbitrators’ decision. All arbitration fees and costs shall be shared equally by the parties. The award of the arbitrators shall be final and binding on the parties and judgment upon the award rendered by the arbitrators may be entered and enforced in any court having jurisdiction over either party or any of its assets.

(c) Notwithstanding anything in this Agreement, prior to the appointment of the arbitral tribunal, no party shall be precluded from seeking provisional remedies in the courts including, but not limited to actions to compel arbitration or seeking, temporary restraining orders or preliminary injunctions, to protect its rights and interests, but such proceedings shall not be used as a means of delaying or avoiding the dispute resolution process set out in this Agreement. Each party unconditionally and irrevocably agrees to submit to the non-exclusive jurisdiction of the state and federal courts located in Boston, Massachusetts (the “Boston Courts”) for the purpose of any proceedings in aid of arbitration and for pre-arbitral attachment or a pre-arbitral injunction to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitral panel, and for the enforcement of any award or decision of the arbitrators duly appointed under this Agreement. Each party unconditionally and irrevocably waives any objections which they may have now or in the future to the jurisdiction of the Boston Courts for such purpose, including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral panel shall have full authority to grant provisional remedies to order a party to request that a court modify or vacate any provisional relief issued by such court and to award damages for the failure of any party to respect the arbitral panel’s orders to that effect.

Section 9.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or .PDF signature.

Section 9.12 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO

TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF EITHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 9.13 Specific Performance. Each Party acknowledges and agrees that the other Party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that money damages or other legal remedies may not be an adequate remedy for any such damages. It is accordingly agreed that prior to the valid termination of this Agreement in accordance herewith, (i) the Parties shall be entitled to seek (in a court of competent jurisdiction as set forth in Section 9.10) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Seller’s obligation to effect the Closing upon Purchaser’s satisfaction of the conditions to Closing as set forth in Section 6.2), without bond or other security being required, this being in addition to any remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Buyer would have entered into this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DRAGON INTELLECTUAL PROPERTY, LLC

By:	/s/ Kai Zhu
	Name:	Kai Zhu
	Title:	Managing Member

SYCAMORE NETWORKS, INC.

By:	/s/ David Guerrera
	Name:	David Guerrera
	Title:	President and General Counsel

[Signature Page to Patent Sale Agreement]

Appendix A

As used in the Agreement, the following terms shall have the following meanings:

“AAA” has the meaning set forth in Section 9.10(b).

“Additional Deposit” has the meaning set forth in Section 8.1(b).

“Affiliate” means, with respect to any person, any other person directly or indirectly Controlling, Controlled by, or under common Control with, such person.

“Agreement” has the meaning set forth in the introductory paragraph of this agreement.

“Assigned Patent Documentation” means, to the extent in Seller’s possession and control, Seller’s material records and files comprising (i) Prosecution History Files, (ii) documentation of inventorship for any Assigned Patent (subject to redaction of any confidential or proprietary information in such documentation not disclosed or claimed by such Assigned Patent and not required to demonstrate inventorship or priority under U.S. law), and (iii) documentation executed with respect to the Assigned Patents assigning ownership thereof to Seller, including the original ribbon copy of each Assigned Patent issued by the PTO and copies of all prior assignment instruments for the Assigned Patents; provided, however, that “Assigned Patent Documentation” shall not include any attorney-client or work product privileged information.

“Assigned Patent” means any one of Assigned Patents.

“Assigned Patents” means: (i) the patents and patent applications set forth on Schedule 1; (ii) all patents and patent applications from which the patents and patent applications set forth on Schedule 1 claim priority, directly or indirectly; and (iii) all continuations and continuations-in-part, divisions, substitutions, continued patent applications, re-examinations, renewals, extensions and reissues thereof, and all foreign counterparts and other applications and patents claiming priority to any of the foregoing, directly or indirectly, that may be secured under the laws of the United States, any foreign jurisdiction or multi-jurisdictional entity. Notwithstanding any of the foregoing, for the avoidance of doubt, “Assigned Patents” shall not include any (i) subject matter that is not disclosed in any patents or patent applications existing as of the Closing Date, or (ii) Excluded Patents.

“Boston Courts” has the meaning set forth in Section 9.10(c).

“Business Day” means any day other than a Saturday, Sunday or a day on which all banking institutions in Boston, Massachusetts are authorized or obligated by Law or executive order to close.

“Closing” has the meaning set forth in Section 3.1.

“Closing Amount” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 3.1.

“Confidentiality Agreement” has the meaning set forth in Section 5.3.

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument that is legally binding as of the date hereof or as may hereafter be in effect.

“Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Customer Agreements” means any Contracts entered into by Seller or any of its current or former Affiliates and Third Parties in the ordinary course of operating their business prior to the Effective Date, pursuant to which customers use or obtain Seller’s or its current or former Affiliates’ products and services, which may give effect to implied patent licenses but, for the avoidance of doubt, may not include any express patent license, with respect to one or more Assigned Patents.

“Deposit” has the meaning set forth in Section 2.3.

“DGCL” has the meaning set forth in Section 2.4.

“Dispute” has the meaning set forth in Section 9.10(a).

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Excluded Patents” means those patents and patent applications set forth on Schedule 2, any patents and patent applications from which the patents and patent applications set forth on Schedule 2 claim priority, directly or indirectly, and any continuations and continuations-in-part, divisions, substitutions, continued patent applications, re-examinations, renewals, extensions and reissues thereof, and any foreign counterparts and other applications and patents claiming priority to any of the foregoing, directly or indirectly, that may be secured under the laws of the United States, any foreign jurisdiction or multi-jurisdictional entity.

“Governmental Authority” means any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Notice” has the meaning set forth in Section 9.10(a).

“Original Outside Date” has the meaning set forth in Section 8.1(b).

“Outside Date” has the meaning set forth in Section 8.1(b).

“Party” and “Parties” have the respective meanings set forth in the introductory paragraph of this Agreement.

“Patent Assignment” means an assignment substantially in the form attached hereto as Exhibit A.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Patent Sale” has the meaning set forth in the Recitals.

“person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Prosecution History Files” means, with respect to each patent and patent application that is an Assigned Patent, the filings with, and formal written communications to and from, the PTO and equivalent patent agencies in other jurisdictions, with respect to the prosecution and maintenance of such patent or patent application.

“PTO” means the United States Patent and Trademark Office.

“Purchase Price” has the meaning set forth in Section 2.3.

“Representative” means, with respect to any person, such person’s directors, officers, employees, Affiliates, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Rules” has the meaning set forth in Section 9.10(b).

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; customs’ duties, tariffs, and similar charges.

“Tax Returns” means returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the Internal Revenue Service or any other governmental or taxing authority.

“Third Party” means any person (including any groups of persons acting in concert) other than Seller, Purchaser and any of their respective Affiliates.

“Third-Party Rights & Obligations” means, collectively, (i) the covenants not to sue, releases and licenses (whether express or implied) in each case granted under or with respect to the Assigned Patents as of the Closing, including, for the avoidance of doubt, that certain Patent License Agreement, dated January 31, 2013 between Seller and Sycamore Networks Solutions, Inc. (f/k/a Sunrise Acquisition Corp.); provided that any such express licenses or covenants not to sue, if any, shall be set forth in Schedule 3, (ii) any other obligations relating to any Assigned Patent set forth in any Contract between Seller or any of its current or former Affiliates and any Third Parties with respect to intellectual property, technology, products or services, including, for the avoidance of doubt, any Customer Agreements, and (iii) any limitations, Third Party rights and other encumbrances that arise from patent exhaustion or equivalent foreign Law in connection with rights granted pursuant to any of the foregoing.

Exhibit A

Form of Patent Assignment

THIS PATENT ASSIGNMENT (this “Patent Assignment”) is made effective as of [date] (the “Assignment Effective Date”) by and between Sycamore Networks, Inc., a Delaware corporation having a principal place of business at 220 Mill Road, Chelmsford, MA 02184 (“Assignor”), and Dragon Intellectual Property, LLC, a Delaware limited liability company having a principal place of business at 2700 Plumas Street #120, Reno, NV 89509 (“Assignee”) (collectively referred to herein as the “Parties” and individually as “Party”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement (as defined below).

WHEREAS, Assignor is the owner of the patents and patent applications listed on SCHEDULE 1 hereto (the “Patents”);

WHEREAS, Assignee wishes to acquire all of Assignor’s rights, titles and interests in and to the Patents, and Assignor is willing to assign such rights, titles and interests to Assignee pursuant to this Patent Assignment;

WHEREAS, Assignor and Assignee have entered into a Patent Sale Agreement dated as of the date hereof, governing the terms and conditions of sale of the Patents (the “Agreement”);

NOW, THEREFORE, for good, valuable, and sufficient consideration as set forth in the Agreement, the receipt of which is hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignment. Assignor hereby sells, assigns, transfers, conveys, and delivers to Assignee all of Assignor’s rights, titles and interests in and to the Patents and all of Assignor’s rights to enforce the Patents and to sue for, collect and retain any and all damages for past, present and future infringement of any and all of the Patents; and all of Assignor’s rights to collect royalties or other payments on account of Assignee’s exploitation of any of the Patents.

2. Authorization. Assignor hereby authorizes and requests the Commissioner of Patents and Trademarks of the United States and any applicable foreign agency to record this Patent Assignment and issue the Patents to Assignee and its successors, assigns and other legal representatives.

3. Counterparts. This Patent Assignment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Patent Assignment may be executed by facsimile or .PDF signature.

4. Entire Agreement. With the exception of the Agreement, this Patent Assignment (including the schedules hereto) constitutes the entire agreement by and between Assignor and Assignee and supersedes any prior agreements or representations by or between Assignor and Assignee, whether written or oral, with respect to the subject matter hereof. In the event there is any inconsistency or conflict between the terms of the Agreement and this Patent Assignment, the terms of the Agreement shall control and govern. This Patent Assignment may not be modified or amended, except in writing signed by the Parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Patent Assignment, made to be effective as of the Assignment Effective Date.

SYCAMORE NETWORKS, INC.	DRAGON INTELLECTUAL PROPERTY, LLC

By:	By:
Print Name:	Print Name:
Title:	Title:
Date:	Date:

[Signature Page to Patent Assignment]

SCHEDULE 1

Patents and Patent Applications